AMENDED NEWS RELEASE                    For Immediate Release

December 8, 1998

Contact Person:

     Kenny DeBree, U S Jet - Butte MT (406) 494-7512

     Two Airline Companies To Merge

BUTTE -- U S Jet, Inc. (symbol USJT), of Butte, Montana, announced today that it has signed an agreement in principal to acquire Zantop International Airlines (ZTIA), of Ypsilanti, Michigan, in a transaction scheduled to close within the next several weeks. Traded on the NASDAQ Over the Counter Bulletin Board, U S Jet is an international transportation and distribution company. ZTIA is a Part 121 certified air carrier engaged in the air cargo and aircraft maintenance business and is currently based at the Willow Run Airport, near Detroit, Michigan.

     Based in Butte, locally owned U S Jet operates a major regional refrigerated warehouse and freight terminal, using long haul trucks and cargo aircraft to provide integrated logistical services and move products throughout the United States for major commercial shippers, exporters, cargo forwarders, and contract customers.

     ZTIA, with assets of $29 million and annual revenues approaching $24 million, will lead the parent company's evolution into international jet cargo operations, which the Company will support from its Montana facilities.

     According to U S Jet President and Chief Executive, Kenny DeBree "the addition of Zantop to out operation would provide us with a global distribution network that we can use to pursue other international transportation and trade opportunities."